SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2011

KITE REALTY GROUP TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 S. Meridian Street Suite 1100 Indianapolis, IN	46204
(Address of principal executive offices)	(Zip Code)

(317) 577-5600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 3, 2011, nine subsidiaries of Kite Realty Group Trust (the “Company”) and Kite Realty Group, L.P. (the “Operating Partnership”) closed on an aggregate amount of $82 million of nonrecourse loan proceeds through three separate term loan transactions  (the “Term Loans”) with JPMorgan Chase Bank, National Association and KeyBank National Association as lenders (collectively, the “Lenders”).  A portion of the net proceeds were used to pay down the variable rate debt on Bayport Commons, Eddy Street Commons, and Glendale Town Center and the remainder was used to pay down the Company’s line of credit.

The Term Loans have a scheduled maturity date of September 1, 2021. Borrowings under the Term Loans bear interest at a fixed interest rate of 5.44%.  An amount equal to interest only on the outstanding principal balance of the Term Loans for an initial accrual period was paid at closing.  Monthly debt service payments begin on October 1, 2011.  Subject to certain conditions and satisfaction of a prepayment premium, prepayment of the Term Loans is permitted after October 1, 2013.  The Term Loans include various restrictive covenants, including with respect to liens, indebtedness, mergers and asset sales.

The $13.1 million loan is secured by a first priority leasehold mortgage on the Bayport Commons property and a first priority security interest in its related personal property, escrows, reserves, and other assets.

The $25.5 million loan is secured by a first priority leasehold mortgage on the Eddy Street Commons property and a first priority security interest in its related personal property, escrows, reserves, and other assets.

The $43.4 million loan is secured by first priority leasehold mortgages on the Hamilton Crossing; Boulevard Crossing; Publix at Acworth and Naperville Marketplace properties and first priority security interests in related personal property, escrows, reserves, and other assets.  Subject to certain terms and conditions, an individual property release will be permitted upon defeasance/prepayment of 115% of the original allocated loan amount for such property; in addition, properties may be released by delivering a substitute property of like kind and quality acceptable to the Lenders.

The Term Loans are also subject to customary non-recourse carveouts and environmental indemnity obligations as well as customary default provisions that are usual for loans of this type.  Upon certain events of default, at the option of the Lenders, the principal and accrued interest and other obligations of the subsidiaries under the Term Loans shall become immediately due and payable.  The Operating Partnership is the guarantor of the subsidiaries’ obligations under the Term Loans in the event certain customary non-recourse carveouts are triggered under the respective Term Loans and is jointly and severally liable with such subsidiaries that are borrowers under the respective Term Loans for the environmental indemnity obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: August 9, 2011	By:	/s/ Daniel R. Sink
Daniel R. Sink
Executive Vice President and Chief Financial Officer